EXHIBIT 10.49

CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered on the date of execution of this agreement, by and between James R. Henderson, referred to as “Consultant”, and ECC International Corp., hereinafter referred to as “Client”.

WHEREAS, James R. Henderson is employed and compensated by Steel Partners, Ltd., of which Warren Lichtenstein is a director, sole executive officer and significant shareholder;

WHEREAS, Warren Lichtenstein is the managing member of the general partner of Steel Partners II, L.P., a 30% shareholder of ECC International Corp.

WHEREAS, Consultant intends to be engaged as the Interim Chief Executive Officer (Interim CEO) for and on behalf of Client upon the terms, covenants, and conditions set forth below; and

WHEREAS, Client deems it appropriate and in the best interests of Client to engage Consultant as the Interim CEO for and on behalf of Client upon the terms, covenants, and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged;

IT IS AGREED as follows:

1.	Client does hereby retain the services of Consultant for the purpose of the above-mentioned beginning on the 1st day of July 2002, to the extent Client identifies the administration required by Consultant and Consultant does hereby accept and agree to provide those services to Client.

2.	Consultant will perform under this contract solely as an independent Consultant and not as an employee or agent of Client. Consultant understands that he will not be entitled to employee benefits or bonus programs set forth by the client or its Board of Directors. However, if deemed appropriate, the Board of Directors has the right to grant a monetary or stock option bonus in recognition of Consultant’s achievements and/or outstanding performance during the duration of this agreement.

3.	Consultant agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of him by Client and that the reasonable satisfaction of Client is the sole measure of the acceptability of performance.

4.	Client agrees that he will provide Consultant with relevant information and resources that may be required by Consultant.

5.	Client will pay Consultant on a monthly basis, at the rate of $20,000 per month, for hours worked during said monthly period plus necessary and approved travel expenses. These payments will be made through a corporate check or money order delivered on the 15th day of the month for the preceding calendar month and made out to Steel Partners, Ltd.

6.	Either Consultant or Client may terminate this contract, for cause or without cause, by submitting a termination letter, Consultant to Client or Client to Consultant, not later than one (1) month prior to the desired termination date. Said termination letter will explicitly state the desired termination date.

7.	Client has no other monetary obligations to Consultant beyond payment of the $20,000 monthly rate plus necessary and approved travel expenses cited in paragraph 5 above.

8.	Client will provide a stable, clean, and professional working environment for the performance of Consultant’s services.

9.	Client will provide adequate housing and transportation for the Consultant during the duration of this agreement.

10.	Consultant agrees to protect Client’s confidential information to which Consultant may have or gain access during the life of this contract pursuant to the Nondisclosure Agreement attached.

11.	Client agrees not to disclose the terms and conditions of this contract to any other Consultants or client customers. These terms and conditions are confidential and have been designed to facilitate special services to Client.

12.	The duration of this contract for services provided to the Client begins on the 1st day of July 2002 and ends on an undetermined date in the future.

13.	The terms and conditions of this contract shall be governed by and construed in accordance with the laws of the State of Florida and Florida courts shall have exclusive jurisdiction and venue over any dispute arising out of or relating to this contract.

For: CLIENT	For: CONSULTANT

/s/ Merrill A. McPeak	/s/ James R. Henderson

Merrill A. McPeak Chairman of the Board	James R. Henderson Steel Partners, Ltd.

July 1, 2002	July 1, 2002

Date	Date